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                                                                     EXHIBIT 5.1


                                 April 14, 1999


Charming Shoppes Receivables Corp.
3411 Silverside Road
Wilmington, DE 19810

                  RE:      Registration Statement on Form S-1 (No. 333-71757)

Ladies and Gentlemen:

         We have acted as your special counsel in connection with the above-referenced registration statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration of the Series 1999-1 Class A Asset-Backed Certificates and Class B Asset-Backed Certificates (collectively, the "Certificates") to be issued by the Charming Shoppes Master Trust (the "Trust").

         We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Certificates, and in order to express our opinion hereinafter stated: (a) we have examined copies of the forms of the Underwriting Agreement, Second Amended and Restated Pooling and Servicing Agreement, as amended, the Series 1999-1 Supplement and the Certificates filed as exhibits to the Registration Statement (collectively the "Operative Documents"), (b) we have examined the Registration Statement and the prospectus contained therein (the "Prospectus"), and (c) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, it is our opinion that, the Certificates, when, as and if (i) the Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, (ii) the Operative Documents relating thereto have each been duly completed, authorized, executed and delivered by the parties thereto substantially in the form we have examined, duly reflecting the terms established as described above, and (iii) the Certificates have been duly authorized and executed by Charming Shoppes Receivables Corp. and duly authenticated by the Trustee all in accordance with the terms and conditions of the Operative Documents and sold by in the manner described in the Registration Statement, such Certificates will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Operative Documents except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws (including any such laws relating to the
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Charming Shoppes Receivables Corp.
April 14, 1999
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solvency of banks) affecting the enforcement of creditors' rights generally or the relief of debtors, as may be in effect from time to time, or by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing).

         We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York and the Federal laws of the United States.

                                                     Very truly yours,

                                                     /s/ MAYER, BROWN & PLATT

                                                     MAYER, BROWN & PLATT